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Exhibit 99(b)(1)

NOTE AGREEMENT

        This NOTE AGREEMENT, dated as of November 6, 2002, is entered into among DYNAMIC POWER CORPORATION, a California corporation (together with its successors and assigns, the "Company"), and ADDMASTER CORPORATION ("Addmaster" or, together with its successors and assigns, the "Holder").

RECITALS:

        WHEREAS, the Company intends to make a cash tender offer (the "Tender Offer") for issued and outstanding common shares (including common shares issuable upon the exercise of options) of Clary Corporation, a California corporation (such corporation, "Clary" and such shares, "Clary Shares"), and wishes to finance such Tender Offer by borrowing money from the Holder as provided in the Note Documents.

        WHEREAS, the Company and Clary have entered into discussions regarding a merger between the Company and Clary and pursuant to a merger agreement (the "Merger Agreement") in which, upon completion of the Tender Offer and, upon the Company's acquisition of at least 90% of the outstanding Clary Shares, the Company will merge with and into Clary (the "Merger"), and all Clary Shares outstanding which are not held by the Company shall be converted into a right to receive cash in connection with the Merger.

        WHEREAS, the Company and Clary desire that Clary, as the surviving corporation, assume all of the obligations of the Company under this Agreement concurrently with the consummation of the Merger.

        WHEREAS, the Company has requested, and the Holder has agreed upon the terms set forth herein and in the other Note Documents, to extend a loan to the Company in exchange for a Note of the Company in an aggregate principal amount of up to $3,000,000 and in substantially the form annexed as Exhibit A hereto (as amended, supplemented or otherwise modified from time to time, the "Note") issued in accordance with the terms hereof.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and the mutual covenants and promises set forth herein, each of the parties to this Agreement agrees as follows:

ARTICLE 1

DEFINITIONS

        Section 1.01.    Definitions.    The following terms, as used herein, have the following meanings:

        "Agreement" means this Agreement, as amended, supplemented, restated and/or otherwise modified from time to time in accordance with its terms.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

        "Clary" has the meaning set forth in the recitals.

        "Clary Shares" has the meaning set forth in the recitals.

        "Commitment" has the meaning set forth in Section 2.02(a) of this Agreement.

        "Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

        "Effective Date" has the meaning set forth in Section 5.02.

        "Event of Default" means any event or condition specified as such in the Note which shall have continued for the period of time, if any, therein designated after the giving of notice, if any, therein designated.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Funding Date" means the date of the funding of a draw under the Note, which date shall be a Business Day.

        "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.02, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

        "Holder" means any registered owner from time to time of the Note.

        "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Material Adverse Effect" means a material adverse change in or a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or properties of the Company, or (ii) the legality, validity, binding effect or enforceability of any of the Note Documents.

        "Merger" has the meaning set forth in the recitals.

        "Merger Agreement" means that certain Agreement and Plan of Merger among Company and Clary, as set forth as Exhibit (c)(1) to the Tender Offer Materials as such agreement may be amended by an amendment agreement.

        "Note" has the meaning set forth in the recitals hereto.

        "Note Documents" means the Note, the Note Agreement and any other agreement relating thereto entered into by the Company and the Holder.

        "Notice of Borrowing" means a notice substantially in the form of Exhibit A annexed hereto delivered by the Company to the Holder pursuant to subsection 2.02(a) with respect to a proposed draw under the Note.

        "Permitted Liens" means the following types of liens (other than any such lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

  (i)
  Liens for taxes, assessments or governmental charges or claims incurred in the ordinary course of business;

  (ii)
  statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; and

  (iii)
  easements, rights of tenants, reservations, covenants, rights-of-way, restrictions, minor defects, minor encroachments or minor irregularities in title and other similar immaterial charges or encumbrances that would not, individually or in the aggregate, result in a Material Adverse Effect.

        "Person" means an individual or a corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

        "Rule 144A" has the meaning set forth in Section 7.03(b).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Tender Offer" has the meaning set forth in the recitals.

        "Tender Offer Materials" means the Tender Offer Statement on Schedule TO and Schedule 13e-3 to be filed by Company with the Securities and Exchange Commission pursuant to the Securities Act and the Exchange Act, together with all exhibits thereto, including the form of "Offer to Purchase" set forth in Exhibit (a)(1) thereto, and any amendments thereto.

        "Tendered Clary Shares" means all of the Clary Shares tendered to and purchased by Company pursuant to the Tender Offer.

ARTICLE 2

FUNDING; DRAWING MECHANICS; FEES

        Section 2.01. The Funding.    Subject to the terms and conditions set forth herein, the Holder agrees to fund the note on each such date requested by the Company (a "Funding Date) upon fulfillment of the conditions precedent set forth in Article 5 hereof.

        Section 2.02.    Commitments and Drawing Mechanics.

        (a)  The Holder, agrees, subject to the terms and conditions set forth herein, to make up to $3,000,000 in aggregate principal amount of loans evidenced by the Note to the Company on any Business Day during the period from the Effective Date until each holder of a Tendered Clary Share is paid in full (the "Commitment"), it being understood that the Holder may terminate its Commitment (i) after the occurrence of an Event of Default or (ii) if the Tender Offer is not consummated, and the Company may reduce the Commitment in accordance with Section 2.04 hereof.

        (b)  Whenever Company desires that the Holder loan funds under the Note it shall deliver to Holder a Notice of Borrowing no later than 10:00 A.M. (Los Angeles time) at least one Business Day in advance of the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day) and (ii) the amount of funds requested. Each Notice of Borrowing shall be irrevocable and binding on the Company and, in respect of the loan specified in such Notice of Borrowing.

        (c)  The Company shall notify the Holder prior to the funding of any amount under the Note in the event that any of the matters to which the Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by the Company of the proceeds loaned under the Note shall constitute a re-certification by the Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

        (d)  Upon satisfaction or waiver of the conditions precedent specified in subsections 5.03, Holder shall make the proceeds of such draw available to the Company on the applicable Funding Date by causing an amount of same day funds in U.S. dollars equal to the requested draw to be credited to the account of the Company.

        Section 2.03.    Interest.    Interest shall be due and payable on any principal outstanding under the Note in accordance with the terms of the Note.

        Section 2.04.    Reduction of Commitments.    Company may, upon written notice to Holder, at any time and from time to time permanently reduce, without premium or penalty, the amount of the Commitment; provided the Commitment may not be less than the amount actually drawn by Company under the Note at any time. Company's notice to Holder shall designate the date (which shall be a Business Day) of such reduction and the amount of any partial reduction.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants to the Holder, as of the date hereof, and each Funding Date and the Effective Date, as set forth below:

        Section 3.01.    Due Organization, Authorization, Execution and Enforceability.    The Company is a duly organized and validly existing corporation in good standing under the laws of the State of California and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute, deliver and perform the Note Documents to which it is party. Each Note Document constitutes the duly authorized, legally valid and binding obligations of the Company party thereto, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

        Section 3.02.    Consents.    All consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of the Note Documents have been granted.

        Section 3.03.    No Violation.    The execution, delivery and performance by the Company of the Note Documents does not and will not violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of the Company.

        Section 3.04.    Litigation.    There is no action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company or any of its assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

        Section 3.05.    No Material Adverse Effect.    Since formation of the Company, there has been no change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company that would constitute a Material Adverse Effect. The Company is not in default under any provisions of its charter documents or bylaws or under any provisions of any franchise, contract, agreement, lease or other instrument to which it is a party or by which it or its property is bound or in violation of any law, judgment, decree or governmental order, rule or regulation, which default or violation could reasonably be expected to have a Material Adverse Effect.

        Section 3.06.    Proceeds.    The proceeds of amounts drawn under the Note shall be used by the Company to purchase the Clary Shares pursuant to the Tender Offer and Merger. No portion of the proceeds of any borrowing under this Agreement shall be used by the Company in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

        Section 3.07.    Other Representations.    All representations and warranties of the Company under each other Note Document are correct in all material respects.

        Section 3.08.    Solicitation: Access to Information.    No form of general solicitation or general advertising was used by the Company, any other Person acting on behalf of the Company, in respect of the Note or in connection with the offer and sale of the Note. Neither the Company nor any person acting on behalf of the Company will sell or offer for sale to any person any security to, or solicit any offers to buy any security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons, so as thereby to bring the issuance or sale of the Note within the provisions of Section 5 of the Securities Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE HOLDER

        The Holder represents and warrants to the Company, as of the date hereof, and each Funding Date and the Effective Date, as set forth below:

        Section 4.01.    Due Organization, Authorization, Execution and Enforceability.    The Company is a duly organized and validly existing corporation in good standing under the laws of the State of California and has the corporate power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute, deliver and perform the Note Documents to which it is party. Each Note Document constitutes the duly authorized, legally valid and binding obligations of the Company party thereto, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

        Section 4.02.    Consents.    All consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of the Note Documents have been granted.

        Section 4.03.    No Violation.    The execution, delivery and performance by the Holder of the Note Documents does not and will not violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or bylaws of the Holder.

        Section 4.04.    Purchase for Investment; Authority; Binding Agreement.    The Holder represents and warrants to the Company that:

          (a)  the Note to be acquired by it pursuant to this Agreement is being acquired for its own account and the Holder will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Note unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act;

          (b)  the execution, delivery and performance of this Agreement and the purchase of the Note pursuant hereto are within the Holder's legal powers and have been duly and validly authorized by all requisite legal action;

          (c)  this Agreement has been duly executed and delivered by the Holder;

          (d)  this Agreement constitutes a legally valid and binding agreement of the Holder, enforceable against it in accordance with its terms; and

          (e)  the Holder has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Note, and the Holder is capable of bearing the economic risks of such investment.

        Section 4.05.    Securities Activities.    Holder is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin

Stock. Following application of the proceeds of the amounts drawn under the Note, not more than 25% of the value of the assets of the Company will be Margin Stock

ARTICLE 5

CONDITIONS PRECEDENT TO FUNDING

        Section 5.01.    Conditions to the Holder's Obligation on each Funding Date.    The obligation of the Holder to accept the Note to be issued by the Company to the Holder hereunder is subject to the satisfaction of the following:

          (a)  There shall exist no action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental instrumentality that purports to enjoin the Note Documents.

          (b)  The Holder shall have received the Note duly executed by the Company.

          (c)  Receipt by the Holder of evidence of the following:

            (i)    resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance of each Note Document to which such Person is party;

            (ii)  a certificate of a secretary or an assistant secretary of the Company certifying, as of the Funding Date, the charter documents (certified as of a recent date by the Secretary of State) and bylaws of the Company;

            (iii)  signature and incumbency certificates of its officers executing this Agreement and the Notes to be issued by Company;

            (iv)  copies of the Tender Offer Materials and all other documents filed on or before the date of this Agreement by Company or Clary with the Securities and Exchange Commission in connection with the Tender Offer, and a commitment by Company and Clary to deliver copies of such materials when they are filed in the future; and

            (v)  all other documents reasonably requested by Holder.

          (d)  The following conditions shall be satisfied and Company shall have delivered to the Holder an officers' certificate, in form and substance satisfactory to the Holder, to the effect:

            (i)    The representations and warranties contained herein and in the other Note Documents shall be true, correct and complete in all material respects on and as of the Funding Date to the same extent as though made on and as of that date.

            (ii)  No event shall have occurred and be continuing as of the Funding Date, or would result from the consummation of the purchase of the Note or the other transactions contemplated by the Note Documents that would constitute an Event of Default or a Default.

            (iii)  The Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement and the other Note Documents provide shall be performed or satisfied by the Company on or before the Funding Date.

          (e)  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Holder and its counsel shall be satisfactory in form and substance to the Holder and such counsel, and the Holder and its counsel shall have received all such counterpart originals or certified copies of such documents as the Holder may reasonably request.

          (f)    No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Holder from acquiring the Note. There shall not be pending or,

  to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any property of Company that has not been disclosed by Company in writing pursuant to Section 3.04 prior to the execution of this Agreement, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Holder, could be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement, the Note Documents or the acquisition of the Notes hereunder.

        Section 5.02.    Conditions the Availability of the Commitment.    The obligations of the Holder to lend pursuant to this Agreement are subject to the satisfaction of the following conditions precedent, and the Commitment shall not become available until the date on which each of the following conditions precedent shall have been satisfied or waived in writing by the Holder (the "Effective Date"):

          (a)  The representations and warranties of the Holder contained herein shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such time.

          (b)  The Holder shall have received this Agreement and the Note duly executed and delivered by the Company.

          (c)  There shall exist no action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental instrumentality that purports to enjoin the issuance of the Note.

          (d)  The loan of any amounts under this Agreement and the Note shall not violate any law including, without limitation, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

          (e)  The aggregate principal amount loaned pursuant to this Agreement and the Note after giving effect to the loan requested does not exceed the Commitment.

ARTICLE 6

COVENANTS

        Section 6.01.    Affirmative Covenants.    The Company hereby agrees that, from and after the Funding and so long as the Note remains outstanding and unpaid, for the benefit of the Holder and unless otherwise agreed in writing by the Company that it will:

          (a)  promptly provide to the Holder all financial, operational and other information with respect to the Company as Holder may reasonably request, including but not limited to any documentation (in draft form or otherwise) to be entered into in connection with the Tender Offer;

          (b)  promptly (but in no event later than three (3) Business Days) after the occurrence of an Event of Default or Default, provide the Holder with a certificate of the chief executive officer or chief financial officer of the Company specifying the nature thereof and the proposed response thereto;

          (c)  preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly, efficient and regular manner;

          (d)  comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, a breach of which would materially adversely affect the financial condition of the Company; and

          (e)  cause the Merger to be consummated in accordance with the terms and conditions of this section and of the Merger Agreement no later than the six-month anniversary of this Agreement. Notwithstanding anything herein to the contrary, in no event shall Company merge into Clary unless, immediately prior to the Merger, Company holds Clary Shares in an amount equal to at least 90% of the aggregate amount of the outstanding Clary Shares at such time.

        Section 6.02.    Negative Covenants.    The Company hereby agrees that, from and after the Funding and so long as the Note remains outstanding and unpaid, for the benefit of the Holder, will not:

          (a)  create, assume, guaranty, incur or otherwise become or remain directly or indirectly liable with respect to any indebtedness except that all such intercompany indebtedness shall be evidenced by promissory notes; or

          (b)  directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any lien with respect to any such property, assets, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except for Permitted Liens.

ARTICLE 7

TRANSFER OF SECURITIES

        Section 7.01.    Restrictions on Transfer.    From and after the Funding and their respective dates of issuance, as the case may be, the Note shall not be transferable except upon the conditions specified in this Section 7.01 and in Sections 7.02 through 7.03, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the transfer of any of such Securities or any interest therein. Subject to Section 7.03, the Holder shall not transfer its Note unless an Event of Default has occurred and is continuing without obtaining the prior written consent of the Company with respect to such transfer.

        Section 7.02.    Restrictive Legends.

        (a)  The Note issued to the Holder or to a subsequent transferee shall (unless otherwise permitted by the provisions of Section 7.02(b) or Section 7.03) include a legend in substantially the following form:

  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE NOTE AGREEMENT DATED AS OF NOVEMBER 6, 2002, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE.

        (b)  Any holders of the Note registered pursuant to the Securities Act and qualified under applicable state securities laws may exchange such Note on transfer for new Securities that shall not bear the legend set forth in paragraph (a) of this Section 7.02.

        Section 7.03.    Notice of Proposed Transfers.

        (a)  Five Business Days prior to any proposed transfer (other than a transfer of the Note (i) registered under the Securities Act, (ii) to an Affiliate of the Holder or a general partnership in which an affiliate of the Holder is one of the general partners, or (iii) to be made in reliance on Rule 144A under the Securities Act) of the Note, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, setting forth the manner and circumstances of the proposed transfer, and shall be accompanied by (A) an opinion of counsel reasonably satisfactory to the Company addressed to the Company to the effect that the proposed transfer of such Note may be effected without registration under the Securities Act, (B) such representation letters in form and substance reasonably satisfactory to the Company to ensure compliance with the provisions of the Securities Act, (C) such letters in form and substance reasonably satisfactory to the Company from each such transferee stating such transferee's agreement to be bound by the terms of this Agreement, and (D) unless an Event of Default has occurred and is continuing, the prior written consent of the Company with respect to such transfer. Such proposed transfer may be effected only if the Company shall have received such notice of transfer, opinion of counsel, representation letters and other letters, and the written consent referred to in the immediately preceding sentence, whereupon the holder of such Note shall be entitled to transfer such Note in accordance with the terms of the notice delivered by the holder to the Company. Each Note transferred as above provided shall bear the legend set forth in Section 7.02(a) except that such Note shall not bear such legend if the opinion of counsel referred to above is to the further effect that neither such legend nor the restrictions on transfer in Sections 7.01 through 7.03 are required in order to ensure compliance with the provisions of the Securities Act.

        (b)  Five Business Days prior to any proposed transfer of the Note to be made in reliance on Rule 144A under the Securities Act ("Rule 144A"), the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, setting forth the manner and circumstances of the proposed transfer and certifying that such transfer will be made (i) in full compliance with Rule 144A and (ii) to a transferee that (A) such holder reasonably believes to be a "qualified institutional buyer" within the meaning of Rule 144A and (B) is aware that such transfer will be made in reliance on Rule 144A. Such proposed transfer may be effected only if the Company shall have received such notice of transfer, whereupon the holder of such Note shall be entitled to transfer such Note in accordance with the terms of the notice delivered by the holder to the Company. Each Note transferred as above provided shall bear the legend set forth in Section 7.02(a).

ARTICLE 8

MISCELLANEOUS

        Section 8.01.    Notices.    All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth in this Section 8.01. Each such notice, demand or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (b) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (c) if given by any other means, when delivered at the address specified in this Section 8.01.

To the Company:

DYNAMIC POWER CORPORATION
225 East Huntington Drive
Monrovia, California 91016
Phone: (626) 305-9109
Contact: John G. Clary

To the Holder:

ADDMASTER CORPORATION
225 East Huntington Drive
Monrovia, California 91016
Phone: (626) 358-2395
Contact: Hugh L. Clary

        Section 8.02.    No Waivers; Amendments.

        (a)  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein and in the other Note Documents are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.

        (b)  Any provision of any Note Document may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and the Holder; and provided further without the consent of the Holder, an amendment, supplement or waiver may not:

            (i)    postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Holder of the Note;

            (ii)  reduce the principal of, or the rate of interest applicable to, the Note; or

            (iii)  impair the right to institute suit for the enforcement of any payment on or right with respect to the Note (as any such right may be amended or modified in accordance with this Section 8.02(b)).

        Section 8.03.    Expenses.    Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual costs and expenses of preparation of the Note Documents; (ii) the fees, expenses and disbursements of counsel to the Holder (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Note Documents and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company; (iii) all other actual costs and expenses incurred by the Holder in connection with the negotiation, preparation and execution of the Note Documents and the transactions contemplated hereby and thereby; and (iv) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Holder in enforcing any obligations of or in collecting any payments due from Company hereunder or under the other Note Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

        Section 8.04.    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

        Section 8.05.    Survival of Representations, Warranties and Agreements.

        (a)  All representations, warranties and agreements made in or pursuant to the Note Documents shall survive, among other things, the execution and delivery of this Agreement and the purchase of the Note hereunder.

        (b)  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsection 8.03 shall survive the payment of the Notes and the termination of this Agreement.

        Section 8.06.    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Note Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 8.07.    Headings.    Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a party of this Agreement for any other purpose or be given any substantive effect.

        Section 8.08.    Payment.    The Company agrees that, so long as the Holder shall own any Note, the Company will make payments to the Holder of all amounts due thereon either (a) by wire transfer by 1:00 p.m. (Los Angeles time) on the date of payment or if such day is not a Business Day, then the next succeeding Business Day, to such account as specified by the Holder in writing, or (b) by payment in the form of a transfer of Company common shares valued at $2.00 per share.

        Section 8.09.    Successors and Assigns.    This Agreement shall be binding upon the Company, the Holder and the Holder's successors and assigns. Company may not assign or otherwise transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Holder.

        Section 8.10.    Applicable Law.    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

        Section 8.11.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 8.12.    Counterparts.    This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

        Section 8.13.    Consent to Jurisdiction and Service of Process.    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER BASIC DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.

        Section 8.14.    Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

The Company:	DYNAMIC POWER CORPORATION
	By:	/s/ John G. Clary
	Name:	John G. Clary
	Title:	President
Holder:	ADDMASTER CORPORATION
	By:	/s/ Hugh L. Clary
	Name:	Hugh L. Clary
	Title:	Vice President

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  Exhibit 99(b)(1)
NOTE AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS
ARTICLE 2 FUNDING; DRAWING MECHANICS; FEES
ARTICLE 3 REPRESENTATIONS AND WARRANTIES
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE HOLDER
ARTICLE 5 CONDITIONS PRECEDENT TO FUNDING
ARTICLE 6 COVENANTS
ARTICLE 7 TRANSFER OF SECURITIES
ARTICLE 8 MISCELLANEOUS